EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 6/24/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
5/12/2026	Buy	100	13.67
5/13/2026	Sell	22,359	13.59
5/14/2026	Sell	4,690	13.62
5/18/2026	Sell	200	13.31
5/19/2026	Sell	21,629	12.96
5/20/2026	Sell	543	13.15
5/21/2026	Sell	5,868	13.32
5/28/2026	Sell	458	14.01
6/2/2026	Buy	116	14.11
6/5/2026	Buy	19,009	13.90
6/9/2026	Buy	19,882	13.78
6/10/2026	Buy	15,078	13.79
6/11/2026	Buy	21,348	13.78
6/12/2026	Buy	18,893	13.94
6/15/2026	Buy	16,962	14.17
6/16/2026	Buy	51,013	14.04
6/17/2026	Buy	55,595	13.99
6/18/2026	Buy	27,959	14.19
6/22/2026	Buy	12,066	14.32
6/24/2026	Buy	63,420	14.01